FORM 5
                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person

     Valentine, Victor V. Jr.
     1339 Edgemoor
     Kalamazoo, MI  49008

2.   Issuer Name and Ticker or Trading Symbol

     Triple S Plastics, Inc.   (TSSS)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

4.   Statement for Month/Year

     March 2001

5.   If Amendment, Date of Original (Month/Year)



6.   Relationship of Reporting Person to Issuer (Check all applicable)

     _X_ Director                 _X_ 10% Owner

     _X_ Officer (give title)     ___ Other (specify below)

           President

7.   Individual or Joint/Group Filing (Check applicable line)

     _X_  Form filed by one reporting person

     ___  Form filed by more than one reporting person

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially owned

1.   Title of Security (Instr. 3)

     Triple S Plastics, Inc.

2.   Transaction Date (Month/Day/Year)

     02/09/01
     03/07/01

3.   Transaction Code (Instr. 8)

     S
     S

4.   Securities Acquired (A) or Disposed of (D)  (Instr. 3, 4 and 5)

     Amount:         310                  5,690
     (A) or (D):     D                    D
     Price:          $15.25               $5.95

5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 and 4)

     909,066

6.   Ownership Form:  Direct (D) or Indirect (I)  (Instr. 4)

     D

7.   Nature of Indirect Beneficial Ownership (Instr. 4)


TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 3)


2.   Conversion or Exercise Price of Derivative Security


3.   Transaction Date (Month/Day/Year)


4.   Transaction Code (Instr. 8)


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

     A:
     D:

6.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable:
     Expiration Date:

7.   Title and Amount of Underlying Securities (Instr. 3 and 4)

     Title:
     Amount or Number of Shares:

8.   Price of Derivative Security (Instr. 5)


9.   Number of Derivative Securities Beneficially Owned at End of Year
     (Instr. 4)


10.  Ownership of Derivative Security:  Direct (D) or Indirect (I)  (Instr. 4)


11.  Nature of Indirect Beneficial Ownership (Instr. 4)



Explanation of responses:



                           __/s/_Victor_V._Valentine,_Jr.__      _6/12/01___
                           ** Signature of Reporting Person        Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.